Exhibit 99.e.2.b

CONFIDENTIAL

Schedule C to this Amendment

APPENDIX A

LIST OF FUNDS1

Effective as of October 17, 2025

abrdn ETFs

abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF

abrdn Bloomberg All Commodity Strategy K-1 Free ETF

abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF

abrdn Funds

abrdn Focused U.S. Small Cap Active ETF

abrdn Emerging Markets Dividend Active ETF

abrdn International Small Cap Active ETF

abrdn Ultra Short Municipal Income Active ETF

ALPS Distributors, Inc.		abrdn ETFs

By:	/s/ Steve Kyllo	By:	/s/ Andrew Kim
Name:	Steve Kyllo	Name:	Andrew Kim
Title:	SVP & Director	Title:	Vice President

abrdn Funds

By:	/s/ Andrew Kim
Name:	Andrew Kim
Title:	Vice President

1 This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.